Exhibit 23.4

Cundi Solution Limited Room 1520, 15th Floor, Fortune Commercial Building 362 Sha Tsui Road, Tusen Wan New Territories, Hong Kong

Date: May 23, 2025

Etoiles Capital Group Co., Ltd
Room 1109, 11/F, Tai Yau Building
No. 181 Johnston Road, Wanchai, Hong Kong

Re: Etoiles Capital Group Co., Ltd

Dear Sirs/Madams,

We understand that Etoiles Capital Group Co., Ltd (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

Cundi Solution Limited

/s/ Chan Suk Man
Chan Suk Man
Executive Director